Exhibit 99.2

Trans World Entertainment’s Q3 2012 Results - Earnings Call Transcript
November 15, 2012

Executives

Bob Higgins - Chairman & Chief Executive Officer

John Anderson - Acting Chief Financial Officer

Analysts

William Myers - Miller Asset Management

Harsha Gowda - BlueShore

Trans World Entertainment Corporation (TWMC) Q3 2012 Earnings Call November 15, 2012 10:00 AM ET

Operator

Welcome to the Trans World Entertainment Third Quarter 2012 Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions). As a reminder, this conference is being recorded.

I would now like to introduce your host for today’s presentation, Mr. Bob Higgins, Chairman and CEO of Trans World Entertainment. Sir, you may begin.

Bob Higgins - Chairman & Chief Executive Officer

Thank you, Howard. Good morning. Thank you for joining us as we discuss as we discuss our third quarter and year-to-date results. On the call with me today are, Mike Honeyman, our President and Chief Operating Officer, and John Anderson, our Acting Chief Financial Officer.

I am very pleased to announce our 11th consecutive quarter of improved operating results, driven by continued improvement in our gross margin rate and reduced SG&A expenses.

For the third quarter, our net loss improved by $2.3 million, or 51% to a net loss of $2.2 million from a net loss of $4.5 million in third quarter of last year. Year-to-date, our net loss improved approximately $13 million or 92% to a net loss of $1.3 million from a net loss of $14.3 million during the same period last year.

For the third quarter, our comp store sales were down 2%. Total sales for the quarter were $91.8 million, a decrease of 17% compared to last year as our average stores in operation declined by 14%.

Now, I’ll touch on our sales performance by category for the quarter. Video comp sales increased 6%. Video represented 45% of our business during the quarter versus 42% last year. The comp sales increase for the quarter was driven by new release led by Avengers and Hunger Games as well as continued strong performance in our catalog business.

Music comp sales declined 14%. New releases were down considerably in the third quarter versus last year. Music category represented 31% of our business for the quarter, compared to 35% last year.

Electronics comp sales increased 2%. Electronics represented 10% of our business for the quarter, compared to 9% last year. Trend comp sales increased 10%. Trend represented 10% of our business for the quarter, compared to 9% last year. Video games comps sales were down 20%. Game sales represented 4% of our business for the quarter compared to 5%, last year.

Now John will take you through financial highlights for the quarter. John?

John Anderson - Acting Chief Financial Officer

Thanks Bob. Good morning. As Bob mentioned, our net loss for the quarter improved $2.3 million to a loss of $2.2 million, or a loss of $0.07 per diluted share as compared to the last year’s net loss of $4.5 million, or a loss of $0.14 per diluted share. Year-to-date, our net loss improved by approximately $13 million to $1.3 million from a net loss of $14.3 million in the same period for 2011.

EBITDA improved $1.7 million, or 71% for the quarter to a loss of $680,000 from last year’s loss of $2.4 million. Year-to-date, EBITDA improved $10.6 million to earnings of $3.4 million, compared to last year’s loss of $7.2 million.

Our gross margin rate for the quarter increased 90 basis points to 37.9% of sales from 37% of sales last year. The increase in gross profit as a percentage of sales was due to higher margin rates across the majority of our product categories.

SG&A expenses were $35.4 million, a reduction of 18% from last year’s third quarter. SG&A expenses as a percent of sales were 38.6%, as compared to 39.1% for the same period last year. The decrease in SG&A expenses was driven by the closing of underperforming stores and continued focus on effective expense management.

Net interest expense was $513,000 in the quarter versus $774,000 last year as we are realizing the benefit of our amended credit facility.

We ended the quarter with cash of $60 million compared to $90 million last year and did not require any borrowings under our line of credit at any point during the year. Year-over-year, we have lowered our inventory by $45 million and finished the quarter with $178 million in inventory, 20% below last year’s $223 million.

We ended the quarter with 376 stores and 2.3 million square feet in operation, versus last year’s 440 stores and 2.9 million square feet, a 15% decline in store count.

Now, I’ll turn it back over to Bob.

Bob Higgins - Chairman & Chief Executive Officer

Thanks, John. We continue to improve our operating results during the third quarter. Year-to-date, we’ve reduced our net loss by approximately $13 million or 91%. We continue to make significant progress and our results reflect that.

Our comp sales were driven by a strong performance in Video and continued improvement in our Electronics and Trend categories.

The improvement in our operating results have been driven by continued higher gross margin rates in the majority of our merchandise categories and through reductions in operating expenses. We’ve been able to reduce operating expenses by challenging each and every component of our business to improve and become more efficient, while at the same time investing in people, technology and merchandise to support our future.

We continue to streamline operations, improve processes and reduce expenses. Year-to-date, we’ve opened or relocated eight stores. In 2013, we expect to capitalize on additional new store opening opportunities. As John mentioned, we ended the quarter with cash of $60 million, more than triple our cash balance last year and without any borrowings on our line of credit at any point this year.

As we focus on our all important holiday season, our strategy is to continuing to challenge every aspect of our business to improve and to deliver better value and an exceptional shopping experience to our customers. In addition, we will continue to invest in our growth categories and to aggressively seize opportunities to drive our sales and operating profits. We’re moving in the right direction and look forward to the holiday season and beyond.

Now, I’d like to open up the call to questions. Howard, could you do that for us?

Question-and-Answer Session
Operator

Yes, Sir. (Operator Instructions). Our first question or comment comes from the line of William Myers. Your line is open.

William Myers - Miller Asset Management

Hi, and congratulations on the quarter.

Bob Higgins - Chairman & Chief Executive Officer

Thank you.

William Myers - Miller Asset Management

Could you comment on any effects from Hurricane Sandy?

Bob Higgins - Chairman & Chief Executive Officer

We had some effect from Hurricane Sandy, but it’s really didn’t happen in our quarter, so the damage is probably a total of about $400,000 in sales, so we expect to get some of that back, so we don’t think it have much effect at all on us, in particular it was mainly in the New York area, we don’t have any New York City stores anymore, but Long Island was affected and New Jersey was affected more than anything and a little bit in Baltimore area.

William Myers - Miller Asset Management

Glad to hear you didn’t suffer too much from that. And, my only other question is, if you could comment on games. The industry seems to be down. Do you think that your reduced revenues were just a reflection of the industry, is there anything else going on there?

Bob Higgins - Chairman & Chief Executive Officer

Yeah. We think it was more of a reflection of the industry. And, as evidenced not to talk about November, but this particular week, Call of Duty is out, and it was out a week earlier last year, so we are seeing very good results on this week, but we got hurt on the last week. It looks like it’s doing very well and we’ll be very successful.

William Myers - Miller Asset Management

Thank you.

Operator

Thank you. Our next question or comment comes from the line of Harsha Gowda from BlueShore. Your line is open.

Harsha Gowda - BlueShore

So, I have a few questions. First of all, can you just give us a little bit more detail on your growth strategy going forward?

Bob Higgins - Chairman & Chief Executive Officer

Yes. We are going to have a number of stores opening next year. We don’t want to say exactly the amount, because we don’t know yet, but the landlords have indicated as I said on my last call that there is really value in the category and we feel that we’ll open a fair number of stores next year and also the closings are going to be a lot less as we go forward. We’ll always closing unprofitable store, or something that’s not successful for us, but in general that’s become a minor issue right now.

Harsha Gowda - BlueShore

Why is it that you are looking to open stores when we are not really seeing much comp store overall for the year comp store sales growth?

Bob Higgins - Chairman & Chief Executive Officer

We feel that there is a number of malls that definitely need our category and we fell that we can open it first year and have a very profitable store and then comp up after that.

Harsha Gowda - BlueShore

Okay. And, my second, it’s more of a statement than a question at the end, but the situation that we see, pretty long-term shareholders now I think held within with you for last three, four years, we see this whole transformation and I think it really comes down to how well you and your management team saw the decline nature of the business and very proactively you managed this decline by cutting stores and the cost. And, these measures have definitely succeeded very dramatically and now this looks like it’s going to be the second year of profitability for Trans World, and especially after several years of losses and now the company has accumulated very large cash balances and continues to add significantly.

I think, probably by the end of this year, you are going to have well over your market cap in cash. And, as early shareholders in this recovery, we would like to recognize the strategic moves you made and the potential of the company. And, now that your strategy has succeeded, it’s very discerning for us that, number one; the public markets have failed miserably to adequately value. It is very profitable and cash generative company even at its bare minimum liquidation value.

So, the question for you is, what is the plan that you can do in the very near-term now that strategy has succeeded to remedy this situation for your shareholders, because right now we feel that our patients and our good judgment has not been rewarded at all, and we see that there needs to be something done very, very soon and we would like to hear what is it that you can do, because again, we can’t really depend on the markets to do anything for us.

Bob Higgins - Chairman & Chief Executive Officer

Yes. In the last conference, I said that we have a board meeting coming up in October, and we’d be discussing it. And, we are well aware of the timetable that we are under no decision has been made yet on a dividend, but we are well aware of the timetable and we know that from an investors’ point of view I think anyway the tax aren’t going down.

Harsha Gowda - BlueShore

Now they are going to go up significantly, I am sure.

Bob Higgins - Chairman & Chief Executive Officer

And, so we do understand though all that, so hopefully we’ll be doing something. The board will be doing something in the near future.

Harsha Gowda - BlueShore

You know just to end that point, Bob. We need some sort of liquidity event, because we are pretty significant shareholders and we feel very gratified that we recognized your potential and the management team’s potential.

The markets are not, there’s no liquidity in the stock due to your large holding, and definitely a dividend would be greatly appreciated as long as it’s very significant and I think that the other alternatives also considered in the near-term just to rationalize the value of this company both, for yourself as a majority shareholder, but also for minority such as ourselves.

Bob Higgins - Chairman & Chief Executive Officer

Okay. Now, your comments have not gone on deaf ears, so just I’ll let you know that.

Harsha Gowda - BlueShore

Okay. I am glad to hear that and definitely I think the dividend tax rates are going to jump very, very significantly. So, thank you very much and great quarter again.

Bob Higgins - Chairman & Chief Executive Officer

Thank you.

Operator

(Operator Instructions). I am showing no additional audio questions at this time, sir.

Bob Higgins - Chairman & Chief Executive Officer

Okay. Thank you, Howard. I would like to take this opportunity to thank everyone for their dedication to our company, our customers, vendors and shareholders and especially our Trans World associates.

I’d like to wish everyone a happy and safe holiday season and we look forward to talking to you about our fourth quarter and annual results on March 7, so have a great holiday. Thank you very much.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may now disconnect. Everyone, have a wonderful day.